Dreyfus Premier Investment Funds, Inc.
Dreyfus Global Real Estate Securities Fund

On May 27, 2009 Dreyfus Global Real Estate Securities Fund, a series of Dreyfus Premier Investment Funds, Inc. (the "Fund"), purchased 18,130 shares of common stock issued by Brandywine Realty Trust. (CUSIP No.: 105368203) (the "Common Stock") at a purchase price of $6.30 per share including an underwriting discount of $0.2677 per share. The Common Stock was purchased from Merill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., members of the underwriting syndicate of which BNY Capital Markets, an affiliate of the Fund's investment adviser, was also a member. BNY Capital Markets received no benefit in connection with the transaction. The following is a list of the syndicate's members:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
ABN AMRO Incorporated
BNY Mellon Capital Markets, LLC
Janney Montgomery Scott LLC
Morgan Keegan and Company, Inc.
PNC Capital Markets LLC
Piper Jaffrey & Co.
TD Securities (USA) LLC
BMO Capital Markets Corp
Comerica Securities, Inc.
Commerzbank Capital Markets Corp.
FTN Equity Capital Market Corp.
RBC Capital Markets LLC
Raymond James & Associates, Inc.
Santander Investment Securities, Inc.
Stifel, Nicolaus & Company, Incorporated
SunTrust Robinson Humphrey, Inc.

Accompanying this statement are materials presented to the Board of Directors for the Fund, which ratified the purchase in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on October 1, 2009. These materials include additional information about the terms of the transaction.

# EXHIBIT B

**PRE-PURCHASE APPROVAL FORM**
**PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE**
**Used for compliance with Rule 10f-3 and/or Rule 23B**

1. Account/Fund Name: Dreyfus Premier Global Real Estate Securities Fund
2. Anticipated Purchase Date: 5/27/09
3. Total Net Assets of Account/Fund: $48,514,593.85 (a/o 5/26/09)
4. Type and Description of Security to be Purchased: Brandywine Realty Trust / Common Stock
5. Credit Rating of Security (Rating/Rating Agency): Moody's - Stable / Ba1 for the Preferred
6. Name of Underwriting Syndicate Dealer Effecting Transaction: Merrill Lynch, JPMorgan & Citi
7. Name of Affiliated Underwriter in Underwriting Syndicate: BNYMCM
8. Issue Size: 35,000,000 shs /$220,500,000
9. CUSIP: 105368203
10. Amount Purchased by Account/Fund: 18,130 shs/ $114,219.00
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: .052%
12. Amount Purchased as a Percentage of Account/Fund Assets: .24%
13. Purchase Price of Securities (if at par, so state): $6.30 per share
14. Commission/Spread Received by Principal Underwriters: Selling concession $0.15
15. Yield (as applicable): n/a %
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase n/a %
17. The Affiliated Purchase Should be Reported to the BOD of which Entities: The Bank of New York Mellon (Asset Management); BNY Mellon, NA (Wealth Management) ________;Other (Describe ) Dreyfus ________;

Mutual Fund Purchases Only:________.

1. Was Price paid for all block purchases the same for all participants? (Must be Yes):
2. Was Security Purchased on Offer Date? (Must be Yes):
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes):
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes):
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No):
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes):

**REPRESENTATIONS (Check box to make specific affirmation of <u>all</u> points listed below OR Trade Can Not Be Made)** ☒

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" (i.e, affiliated underwriter does not receive commissions from the unaffiliated broker/dealer) or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of BNY Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any BNY Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering.**
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Per Rule 10f-3, mutual fund purchases of fixed income and equity securities are limited to 25% of the offering.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit C, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box ☐ if Exhibit C is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) Urdang Securities Management

**AND**

LOB Portfolio Manager Name (Print) Dean Frankel Signature [signature] Date 5/28/09

**AND**

LOB CIO/COO Name (Print) R. Joseph Law Signature [signature] Date 5/28/09

**AND**

Chief Compliance Officer Name (Print) Richard Ferst Signature [signature] Date 6-1-09

**To: Kathleen Newman, Phone 412-234-0375 – Corporate Risk Management (151-2225)**
**Fund Chief Compliance Officer (For Affiliated Mutual Fund Purchases Only)**

Information Classification: Internal Effective 21 January 2008

*Corporate Policy Directory* I-G 046—Fiduciary Account Purchases of Securities Underwritten by an Affiliate

Copyright 2008–2009 The Bank of New York Mellon Corporation. All rights reserved.
Page 7 (11 pages total)

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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158589

**PROSPECTUS SUPPLEMENT**
**(To Prospectus dated April 29, 2009)**

# 35,000,000 Shares

BrandywineRealtyTrust

## Common Shares of Beneficial Interest

We are offering 35,000,000 common shares, $0.01 par value per share, in this offering. Our common shares are listed on the New York Stock Exchange under the symbol "BDN." The last reported sale price of our common shares on the New York Stock Exchange on May 27, 2009 was $6.65 per share.

Our common shares are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See "Description of the Shares of Beneficial Interest — Shares — Restrictions on Transfer" in the accompanying prospectus.

**Investing in our common shares involves risks. See "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus supplement and "Risk Factors" in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2008.**

| | Per Share | Total |
|---|---|---|
| Public offering price | $6.30 | $220,500,000 |
| Underwriting discount | $.2677 | $9,369,500 |
| Proceeds, before expenses, to us | $6.0323 | $211,130,500 |

We have granted the underwriters an option to purchase up to an additional 5,250,000 common shares within 30 days from the date of this prospectus supplement to cover any overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common shares will be ready for delivery on or about June 2, 2009.

*Joint Book-Running Managers*

**Merrill Lynch & Co. J.P.Morgan Citi**

*Senior Co-Managers*

**ABN AMRO Incorporated BNY Mellon Capital Markets, LLC Deutsche Bank Securities Janney Montgomery Scott LLC**
**Morgan Keegan & Company, Inc. PNC Capital Markets LLC Piper Jaffray TD Securities**

*Co-Managers*

**BMO Capital Markets Comerica Securities, Inc. Commerzbank Corporates & Markets FTN Equity Capital Markets**
**RBC Capital Markets Raymond James Santander Investment Stifel Nicolaus SunTrust Robinson Humphrey**

The date of this prospectus supplement is May 27, 2009.

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## THE OFFERING

| | |
|---|---|
| Common shares offered by us | 35,000,000 common shares (or 40,250,000 common shares if the underwriters exercise their overallotment option in full). |
| Common shares to be outstanding after this offering | 123,313,936 common shares (or 128,563,936 common shares if the underwriters exercise their overallotment option in full). |
| Use of proceeds | We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated transaction expenses payable by us will be approximately $210.8 million (or approximately $242.5 million if the underwriters exercise their overallotment option in full). We intend to use the net proceeds from the sale of the common shares offered by this prospectus supplement to reduce outstanding borrowings under our revolving credit facility and for general corporate purposes. See "Use of Proceeds" in this prospectus supplement. |
| Dividends | For a description of our dividend policy, see "Risk Factors — We may change the dividend policy for our common shares in the future" and "Price Range of Common Shares and Dividends" in this prospectus supplement. |
| Restrictions on ownership and transfer | Our charter imposes restrictions on ownership and transfer of our common shares to assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, among other purposes. See "Description of the Shares of Beneficial Interest — Shares — Restrictions on Transfer" in the accompanying prospectus. |
| Listing | Our common shares are listed on the New York Stock Exchange under the symbol "BDN." |
| Risk Factors | You should carefully consider the "Risk Factors" in this prospectus supplement as well as in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 before deciding to invest in our common shares. |

The number of common shares to be outstanding after this offering is based on 88,313,936 common shares outstanding as of May 27, 2009. This number excludes the following: 2,431,138 common shares underlying options outstanding as of May 27, 2009 granted under our equity compensation plans; 1,189,267 common share equivalents outstanding as of May 27, 2009 under our equity compensation plans; 1,804,779 common shares reserved and available for future issuance as of May 27, 2009 under our equity compensation plans; and 2,816,621 common shares issuable upon redemption of common units of limited partnership interest of the Operating Partnership.

For additional information concerning our common shares, see "Description of the Shares of Beneficial Interest — Shares" in the accompanying prospectus. For a description of the U.S. federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our common shares, see "Material Federal Income Tax Consequences" in this prospectus supplement and in the accompanying prospectus.

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## UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are acting as representatives, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of common shares set forth opposite its name below.

| Underwriter | Number of Shares |
|---|---|
| Merrill Lynch, Pierce, Fenner & Smith Incorporated | 10,430,000 |
| J.P. Morgan Securities Inc. | 9,275,000 |
| Citigroup Global Markets Inc. | 7,700,000 |
| ABN AMRO Incorporated | 595,000 |
| BNY Mellon Capital Markets, LLC | 595,000 |
| Deutsche Bank Securities Inc. | 595,000 |
| Janney Montgomery Scott LLC | 595,000 |
| Morgan Keegan & Company, Inc. | 595,000 |
| PNC Capital Markets LLC | 595,000 |
| Piper Jaffray & Co. | 595,000 |
| TD Securities (USA) LLC | 595,000 |
| BMO Capital Markets Corp. | 315,000 |
| Comerica Securities, Inc. | 315,000 |
| Commerzbank Capital Markets Corp. | 315,000 |
| FTN Equity Capital Markets Corp. | 315,000 |
| RBC Capital Markets Corporation | 315,000 |
| Raymond James & Associates, Inc. | 315,000 |
| Santander Investment Securities Inc. | 315,000 |
| Stifel, Nicolaus & Company, Incorporated | 315,000 |
| SunTrust Robinson Humphrey, Inc. | 315,000 |
| Total | 35,000,000 |

The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the common shares offered hereby (other than those covered by the underwriters' overallotment option) if any are purchased. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates, comfort letters and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

**Commissions and Discounts**

The underwriters have advised us that they propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.15 per share. After the offering, the public offering price, concession or any other term of the offering may be changed.

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The following table shows the per share and total public offering price, underwriting discounts and proceeds, before expenses, to us, assuming either no exercise or full exercise by the underwriters of the underwriters' overallotment option.

| | Per Share | Without Option | With Option |
|---|---|---|---|
| Public offering price | $6.30 | $220,500,000 | $253,575,000 |
| Underwriting discount | $.2677 | $9,369,500 | $10,774,925 |
| Proceeds, before expenses, to us | $6.0323 | $211,130,500 | $242,800,075 |

We estimate that the total expenses related to this offering, excluding the underwriting discount, will be approximately $300,000 and are payable by us.

**Overallotment Option**

We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to 5,250,000 additional common shares at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover any overallotments made in connection with the sale of the common shares offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common shares as the number of shares to be purchased by it in the above table.

**No Sales of Similar Securities**

We, our executive officers and trustees have agreed with the underwriters not to directly or indirectly (1) offer, pledge, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of any of our common shares or any securities convertible into or exchangeable or exercisable or redeemable or repayable for our common shares, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common shares, or any securities convertible into or exchangeable or exercisable for or repayable with common shares during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, without the prior written consent of the representatives (subject to certain customary exceptions). This consent may be given at any time without public notice.

**New York Stock Exchange Listing**

Our common shares are listed on the New York Stock Exchange under the symbol "BDN."

**Price Stabilization and Short Positions**

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked

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short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

**Electronic Distribution**

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. Merrill Lynch may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet Website maintained by Merrill Lynch. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch Website is not part of this prospectus supplement.

**Other Relationships**

In the ordinary course of their business, the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us or our affiliates, for which they have received or will receive customary fees and commissions. In addition, we have joint venture investments with affiliates of J.P. Morgan Securities Inc. We have also entered into an agreement with an affiliate of J.P. Morgan Securities Inc. to participate in a money market loan program.

Affiliates of certain of the underwriters in this offering are lenders and/or agents under our $600 million unsecured revolving credit facility and will receive proceeds from this offering to the extent that net proceeds are used to repay borrowings under our revolving credit facility. Because it is possible the underwriters or their affiliated or associated persons could receive more than 10 percent of the proceeds of this offering, not including underwriting discounts and commissions, as repayment of such debt, this offering will be conducted in accordance with Rule 5110(h) of the Financial Industry Regulatory Authority, Inc.

**Notice to Prospective Investors in European Economic Area**

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

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(c) by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus supplement and the accompanying prospectus.

For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus supplement and the accompanying prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

**Notice to Prospective Investors in Switzerland**

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus (the "Shares") do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the Shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

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**Notice to Prospective Investors in the Dubai International Financial Centre**

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus (the "Shares") may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

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